UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2008 (May 15, 2008)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Company Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2008, the Registrant’s wholly owned subsidiary, Endo Pharmaceuticals Inc. (Endo), entered into a services agreement (referred to as the Ventiv Agreement) with Ventiv Commercial Services, LLC, a New Jersey limited liability company (Ventiv), pursuant to which Ventiv will provide certain sales and marketing services through a contracted field force of 275 sales representatives, 27 district managers, one project manager, one national liaison and one national sales director (referred to as the Ventiv Field Force). The Ventiv Agreement is effective April 1, 2008 and will expire on June 30, 2010.

Under the terms of the Ventiv Agreement, the Ventiv Field Force will promote predominately Voltaren® Gel and will be required to perform a minimum number of face-to-face one-on-one discussions with physicians and other health care practitioners (referred to as Details or Detailing) for the purpose of promoting Voltaren® Gel and other Endo products within their respective approved indications during each year of the Ventiv Agreement, subject to certain provisions. In addition, Ventiv will be required to maintain a minimum number of territories in the United States in which there are active representatives (referred to as Active Territories) and a minimum amount of days in any one calendar quarter in which Ventiv sales representatives are engaged in Detailing or otherwise engaged in the required or approved activities pursuant to the Ventiv Agreement (referred to as Active Representative Days).

Under the terms of the Ventiv Agreement, Endo will pay to Ventiv a one-time implementation fee. In addition, Endo will pay to Ventiv a monthly fixed fee during the term of the Ventiv Agreement based on a budget that has been pre-approved by both Endo and Ventiv. Included in the fixed monthly fee are certain costs such as the Ventiv sales representative and district manager salaries, Ventiv Field Force travel, and office and other expenses captured on routine expense reports, as well as a fixed management fee. In addition, pass-through costs will be billed by Ventiv to Endo as incurred. During the term of the Ventiv Agreement, Ventiv will also be eligible to earn, in addition to the fixed management fee, an at-risk management fee in an amount up to but not exceeding the amount of the fixed management fee for each Ventiv Agreement year. This at-risk management fee is payable upon the achievement of certain conditions, including the number of Voltaren® Gel tubes sold and the number of Details and Active Territories and Active Representative Days achieved.

Among other standard and customary termination rights granted under the Ventiv Agreement, the Ventiv Agreement can be terminated by either party upon reasonable written notice, if either party has committed a material breach that has not been remedied within thirty (30) days from the giving of written notice.

Endo may terminate the Ventiv Agreement by written notice upon the occurrence of several events, including if the U.S. Food and Drug Administration (FDA) causes the withdrawal from the market of Voltaren® Gel, approves any topical NSAID over-the-counter product, approves a freely substitutable generic of Voltaren® Gel, or restricts the use of Voltaren® Gel. Endo may also terminate the Ventiv Agreement in its sole discretion at any time upon 120 days’ prior written notice to Ventiv. If Endo terminates the Ventiv Agreement for the reasons described above, Endo will be required to pay to Ventiv a termination fee equal to (1) $1 million if termination occurs prior to May 31, 2009; (2) $750,000 if termination occurs before November 30, 2009; or (3) $500,000 if termination occurs before May 31, 2010. No termination fee is payable after May 31, 2010. If Endo terminates the Ventiv Agreement prior to the completion of the first 12 months of Detailing, Endo will be required to pay a termination fee equal to a fixed amount multiplied by the remaining months during this 12-month period.

In addition, commencing July 1, 2008, Endo may terminate the Ventiv Agreement upon ninety (90) days’ prior written notice if the Ventiv Field Force fails to meet the minimum required Details per calendar quarter for two (2) calendar quarters out of any four (4) consecutive calendar quarters or if the Active Representative Days or Active Territories are less than certain thresholds as defined in the Ventiv Agreement for two (2) calendar quarters out of any four (4) consecutive calendar quarters.

The foregoing description of the Ventiv Agreement does not purport to be complete and is qualified in its entirety to the full text of the Ventiv Agreement, a copy of which will be filed with the exhibits to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2008.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: May 21, 2008